Pricing Supplement Dated September 12, 2000                       Rule 424(b)(3)
(To Prospectus dated January 19, 1999 and            Registration Nos. 333-70101
Prospectus Supplement dated March 10, 1999)                     and 333-70101-01

                                  $125,000,000

                            PPL CAPITAL FUNDING, INC.
                  (FORMERLY CALLED PP&L CAPITAL FUNDING, INC.)
                   MEDIUM-TERM NOTES, SERIES B - FLOATING RATE
                        Unconditionally Guaranteed as to
                          Payment of Principal and any
                             Interest and Premium by
                                 PPL CORPORATION
                     (FORMERLY CALLED PP&L RESOURCES, INC.)

PPL Capital Funding, Inc. is offering hereby $125,000,000 aggregate principal amount of its Medium-Term Notes, Series B - Floating Rate (the "Notes") of which $100,000,000 aggregate principal amount were originally issued on September 1, 2000, pursuant to the Prospectus dated January 19, 1999 as supplemented by the Prospectus Supplement dated March 10, 1999 and Pricing Supplement dated August 25, 2000. The Original Issue Date for the remaining $25,000,000 aggregate principal amount of the Notes is expected to be on or about September 15, 2000. All Notes offered hereby will bear interest from September 1, 2000.

-------------------------------------------------------------------------------------------
Principal Amount:  $ 125,000,000                    Initial Interest Rate: 7.48%

Agent(s)' Discount or Commission:  $312,500         Stated Maturity Date: September 3, 2002

Net Proceeds to Issuer:  $124,687,500(1)
-------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from September 1, 2000

CUSIP No. 69351E AB5

Calculation Agent:  The Chase Manhattan Bank

Interest Calculation:

     [X] Regular Floating Rate Note          [ ] Floating Rate/Fixed Rate Note
     [ ] Inverse Floating Rate Note              (Fixed Rate Commencement Date):
         (Fixed Interest Rate):                  (Fixed Interest Rate):
     [ ] Other Floating Rate Note (see attached)

Interest Rate Basis:

     [ ] CMT Rate                  [ ] Prime Rate      [ ] Federal Funds Rate
     [ ] Commercial Paper Rate     [X] LIBOR           [ ] Treasury Rate
                                                       [ ] Other (see attached)

If LIBOR, Designated LIBOR Page:                            If CMT Rate:

     [ ] Reuters Page:                                      [ ] Designated CMT Telerate Page:
                      --------                                                               --------
     [X] Telerate Page:  3750                               [ ] Designated CMT Maturity Index:
                       --------                                                               -------

Initial Interest Reset Date:  December 4, 2000              Spread (+/-):  +80 basis points
Interest Reset Dates:  March 3, June 3, September 3,
                        December 3                          Spread Multiplier:  N/A
Interest Payment Dates: March 3, June 3, September 3,
                         December 3, commencing             Maximum Interest Rate:  N/A
                         December 3, 2000
Regular Record Dates: February 16, May 19, August 19,
                       November 18                          Minimum Interest Rate:  N/A
Interest Reset Period: Quarterly
Index Maturity: 3 months

Day Count Convention:

     [X] Actual/360 for the period from (and including) each Interest Payment
          Date to (and excluding) the following Interest Payment Date
     [ ] Actual/Actual for the period from      to
     [ ] 30/360 for the period from             to

Redemption:

[ ] The Notes may not be redeemed prior to the Stated Maturity Date.
[X] The Notes may be redeemed prior to the Stated Maturity Date.
          Initial Redemption Date:  September 3, 2001
          Initial Redemption Price:  100%
          Annual Redemption Percentage Reduction:  N/A

Repayment at the Option of the Holder:

[X] The Notes may not be repaid at the option of the holder prior to the Stated
     Maturity Date.
[ ] The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Option Repayment Date(s):
          Repayment Price:       %
                           ------

Form:   [X] Book-Entry  [ ] Certificated

Agent:  [ ] Morgan Stanley & Co. Incorporated     [ ] Merrill Lynch, Pierce, Fenner & Smith Incorporated
        [ ] Banc of America Securities LLC        [X] Other: Credit Suisse First Boston Corporation
        [ ] Goldman, Sachs & Co.

Agent acting in the capacity as indicated below:

        [X] Agent       [ ] Principal

If as principal:

        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [ ] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

     The Notes are being offered at a fixed initial public offering price of 100% of principal amount, plus accrued interest, if any, from September 1, 2000.


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